                            AUTHORIZATION STATEMENT

This statement confirms that the undersigned, Colin Frederick Watts has authorized and designated Jean Frydman to execute and file on the undersigned's behalf all forms that the undersigned may be required to file with the United
States Securities Exchange Commission under Section 16, of the Securities
Exchange Act of 1934 ("Section 16") as a result of the undersigned's ownership of or transactions in securities of Vitamin Shoppe, Inc. The authority granted under this statement shall continue until the undersigned is no longer required to file forms under Section 16 with respect to the ownership of or transactions in the securities of Vitamin Shoppe, Inc., unless earlier revoked in writing.

Signature: /s/ Colin Frederick Watts

Name:   Colin Frederick Watts

Date:   April 6, 2015